EXHIBIT 12

                        THE BANK OF NEW YORK COMPANY, INC.
                   Ratios of Earnings to Fixed Charges and Ratios
                      of Earnings to Combined Fixed Charges
                          and Preferred Stock Dividends
                         For The Years Ended December 31,


EARNINGS                              1995     1994     1993     1992     1991
--------                              ----     ----     ----     ----     ----
                                                (Dollars in millions)

Income Before Income Taxes          $1,482   $1,198   $  886   $  588   $  208
Fixed Charges, Excluding
  Interest on Deposits                 568      436      340      346      378
                                    ------   ------   ------   ------   ------
Income Before Income Taxes and
  Fixed Charges Excluding
  Interest on Deposits               2,050    1,634    1,226      934      586
Interest on Deposits                 1,265      842      701    1,005    1,794
                                    ------   ------   ------   ------   ------

Income Before Income Taxes and
 Fixed Charges, Including
 Interest on Deposits               $3,315   $2,476   $1,927   $1,939   $2,380
                                    ======   ======   ======   ======   ======

FIXED CHARGES
-------------

Interest Expense, Excluding
  Interest on Deposits              $  537   $  403   $  305   $  315   $  346
One-Third Net Rental Expense*           31       33       35       31       32
                                    ------   ------   ------   ------   ------
Total Fixed Charges, Excluding
  Interest on Deposits                 568      436      340      346      378
Interest on Deposits                 1,265      842      701    1,005    1,794
                                    ------   ------   ------   ------   ------
Total Fixed Charges, Including
  Interest on Deposits              $1,833   $1,278   $1,041   $1,351   $2,172
                                    ======   ======   ======   ======   ======

PREFERRED STOCK DIVIDENDS,
  PRE-TAX BASIS                     $   16   $   21    $   40   $   50  $   51
--------------------------          ======   ======    ======   ======  ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits        3.61x    3.75x     3.61x    2.70x   1.55x
Including Interest on Deposits        1.81     1.94      1.85     1.44    1.10

EARNINGS TO COMBINED FIXED CHARGES
& PREFERRED STOCK DIVIDENDS RATIOS
----------------------------------

Excluding Interest on Deposits        3.51     3.58      3.23     2.36    1.37
Including Interest on Deposits        1.79     1.91      1.78     1.38    1.07


*The proportion deemed representative of the interest factor.